UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TEMPUR SEALY INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

H PARTNERS MANAGEMENT, LLC H PARTNERS, LP H PARTNERS CAPITAL, LLC REHAN JAFFER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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H Partners Management, LLC (“H Partners”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes against the election of certain director candidates nominated by Tempur Sealy International, Inc. (the “Company”) for election at the Company’s 2015 annual meeting of stockholders.

Item 1: On April 7, 2015, H Partners issued an investor presentation, a copy of which is attached hereto as exhibit 99.1 and is incorporated herein by reference.

Item 2: On April 7, 2015, H Partners issued the following press release:

H PARTNERS RELEASES INVESTOR PRESENTATION OUTLINING
NEED FOR IMMEDIATE CHANGE AT TEMPUR SEALY

Urges Shareholders to Vote “AGAINST” Re-election of Three Directors on the BLUE Proxy Card

Launches Website www.FixTempurSealy.com

New York – April 7, 2015 – H Partners Management, LLC (“H Partners”), the largest shareholder of Tempur Sealy International, Inc. (the “Company” or “Tempur Sealy”) (NYSE: TPX) with an approximate 10% stake, today released a detailed investor presentation outlining the need for immediate change at Tempur Sealy.  The presentation urges Tempur Sealy shareholders to vote the BLUE proxy card “AGAINST” the re-election of CEO Mark Sarvary, Chairman P. Andrews McLane, and Christopher A. Masto, Chairman of the Nominating and Corporate Governance Committee, to the Tempur Sealy Board of Directors (the “Board”) at the 2015 Annual Meeting of Shareholders to be held on May 8, 2015.

The full presentation can be found at H Partners’ newly launched website: www.FixTempurSealy.com.

As highlighted in the presentation, H Partners believes that Messrs. Sarvary, McLane and Masto must be held accountable for repeatedly failing shareholders.  Under their leadership, Tempur Sealy shareholders have suffered from:

•
Significant Stock Underperformance Over the Last One, Three and Five-Year Periods –Tempur Sealy has underperformed its self-selected peers by 140% over the last three years and 175% over the last five years.  These poor shareholder returns have consistently ranked Tempur Sealy in the bottom quartile of the Company’s self-selected peer group.

•
Weak Financial Results & Repeated Execution Errors – Long-term earnings estimates have been reduced by 60% in the past three years.  Execution errors appear to have occurred with alarming regularity, happening in each quarter for the past three years.  Further, the Company has missed earnings estimates in six out of the last seven quarters since acquiring Sealy Corporation.

•
Poor Corporate Governance Due to a Stale and Misaligned Board – Large Tempur Sealy shareholders have no Board representation – in fact, TA Associates’ Mr. McLane and Friedman Fleischer’s Mr. Masto are holdover board members from legacy private equity ownership.  A majority of the Board members have been serving as directors for more than ten years.  Further, H Partners believes two Board leaders, Messrs. McLane and Masto, continue to pursue personal agendas, and that the Board may have failed to disclose a related party transaction.

H Partners is advocating for immediate change that will benefit all shareholders.  To help fix Tempur Sealy and send a clear message to the Board, shareholders should promptly sign, date and return the BLUE proxy card today to vote “AGAINST” Messrs. Sarvary, McLane and Masto.

About H Partners Management
H Partners Management, LLC is an independent investment firm founded in 2005 based in New York City.

Contact Details
Usman Nabi / Arik Ruchim	Scott Winter / Jonathan Salzberger
H Partners Management, LLC	Innisfree M&A Incorporated
(212) 265-4200	(212) 750-5833